Item 77M - Mergers

CALAMOS INVESTMENT TRUST
File No. 811-05443

Calamos Growth Fund ("Growth") became the surviving entity in a reorganization (the "Focus Growth
Reorganization") with Calamos Focus Growth Fund
("Focus Growth) and Calamos Phineus Long/Short Fund
("Phineus" and , together with Growth, the "Acquiring Funds") became the surviving entity in a reorganization (the
"Long/Short Reorganization" and, together with the Focus Growth Reorganization, the "Reorganizations") with
Calamos Long/Short Fund ("Long/Short" and, together with Focus Growth, the "Target Funds"), each a series of
Calamos Investment Trust ("Trust").
In July 2016, the Board of Trustees of the Trust approved an agreement and plan of reorganization for each
Reorganization (collectively, the "Agreement and
Plans") providing for (i) the transfer of all the assets of the respective Target Fund to the respective Acquiring
Fund in exchange solely for shares of beneficial interest of such
Acquiring Fund and the assumption by the Acquiring
Fund of all the liabilities of such Target Fund;
and (ii)(a) the
distribution by Focus Growth of all the shares of each class of Growth received by Focus Growth to the holders of shares of the corresponding class of Focus Growth in complete liquidation and termination of Focus
Growth and
(ii)(b) the distribution by Long/Short of Class A and Class C shares of Phineus to the holders of shares of the corresponding class of Long/Short and Class I shares of Phineus to the holders of Class I and Class R shares of
Long/Short in complete liquidation and termination of Long/Short. At a special meeting of shareholders held on
October 11, 2016, shareholders of each Target Fund approved its Agreement and Plan with respect to its Reorganization.
Effective on October 17, 2016, each Acquiring Fund acquired all the assets of, and assumed all the liabilities and obligations of, the respective Target Fund, in complete liquidation of each Target Fund.
Shareholders of each class
of shares of the Target Funds received shares of the Acquiring Fund in accordance with the Agreement and Plans.
The registration statement of the Trust on Form N-
14, which was filed with the Securities and Exchange
Commission on July 26, 2016 (Accession No.
0001193125-16-658162), is incorporated by
reference, including
without limitation, the combined prospectus/proxy statement describing the Reorganizations. The final forms of the
Agreement and Plans were filed as Exhibit A to the Trust's definitive combined prospectus/proxy statement, which was filed on August 26, 2016 pursuant to Rule
497(b) of the Securities Act of 1933, as amended
(Accession No.
0001193125-16-693984 ), and is also incorporated by reference.